Exhibit 99.1

BFC Financial Corporation Declares A Five-For-Four Stock Split

     FORT LAUDERDALE, FL — February 28, 2005 — BFC Financial Corporation (NASDAQ: BFCF) announced today that its Board of Directors has declared a five-for-four common stock split, effected in the form of a 25 percent common stock dividend. The stock dividend is payable in Class A stock to both Class A and Class B common stockholders of record at the close of trading on March 7, 2005. The Board has set the payment date for March 14, 2005. Fractional shares will be rounded up to the next whole share of Class A common stock.

     Due to accounting and tax considerations, with respect to options to purchase Class B stock previously granted under the Company’s stock option plan, the stock split dilution adjustments, with regard to these Class B options, will be made in Class B stock.

About BFC Financial Corporation:
BFC Financial Corporation (Nasdaq: BFCF) is a diversified holding company that invests in and acquires private and public companies in different industries. BFC’s current major holdings include BankAtlantic Bancorp (NYSE: BBX) and its subsidiaries, BankAtlantic and Ryan Beck & Co.; Levitt Corporation (NYSE: LEV), which includes its subsidiaries Levitt and Sons™ and Core Communities; Levitt Corporation’s 36% ownership in Bluegreen Corporation (NYSE: BXG), as well as a minority interest in the renowned national restaurant chain, Benihana, Inc. (Nasdaq: BNHNA). BFC’s direct and indirect diverse ownership interests span a variety of business sectors, including consumer and commercial banking; brokerage and investment banking services; homebuilding; development of master-planned communities; the hospitality and leisure sector through the development, marketing and sales of vacation resorts on a time-share, vacation club model; and the restaurant and family dining business.

BFC Contact Info:
Investor and Corporate Communications:
Sharon Lyn, Vice President
Email: CorpComm@BFCFinancial.com
Phone: (954) 760-5151, Fax: (954) 760-5415
Mailing Address:

BFC Financial Corporation
Attn: Investor Relations
1750 East Sunrise Boulevard, Fort Lauderdale, Florida 33304
Investor Relations:
Leo Hinkley, Senior Vice President
Email: InvestorRelations@BFCFinancial.com

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Statements in this release may constitute forward-looking statements and are made pursuant to the Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based largely on expectations and are subject to a number of risks and uncertainties including but not limited to the risks and uncertainties associated with economic, competitive and other factors affecting the Company and its operations, future payment of dividends as determined and declared by the Company’s Board of Directors, and other factors detailed in the Company’s SEC filings.

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